Exhibit 5.1

811 Main Street, Suite 2500 | Houston, TX 77002-6129 | T 713.654.8111 | F 713.654.1871

Holland & Knight LLP | www.hklaw.com

November 8, 2021

MIND Technology, Inc.

2002 Timberloch Place, Suite 400

The Woodlands, Texas

Re:	MIND Technology, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MIND Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to Rule 462(b) (the “Additional Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of up to an aggregate of 72,000 shares of the Company’s 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and up to an additional 10,800 shares of Preferred Stock (to the extent applicable, collectively, the “Shares”) pursuant to the underwriter’s option to purchase additional shares of Preferred Stock, as set forth in the Registration Statement on Form S-1 File No. 333-260486 relating to the Shares, as amended (the “Original Registration Statement”), including a Prospectus that forms a part thereof, filed by the Company with the Securities and Exchange Commission, and in accordance with the underwriting agreement to be executed by the Company and Ladenburg Thalmann & Co. Inc., as underwriter, in the form filed as an exhibit to the Original Registration Statement (the “Underwriting Agreement”). The Additional Registration Statement incorporates by reference the Original Registration Statement. This opinion letter is in addition to our opinion letter that was filed as Exhibit 5.1 to the Original Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined the form of Underwriting Agreement, and original counterparts or copies of original counterparts of the Registration Statement. We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents, including without limitation the Company’s Certificate of Designations, Preferences and Rights of 9.00% Series A Preferred Stock, as amended to date, as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed:

(i)	The genuineness of all signatures.

(ii)	The authenticity of the originals of the documents submitted to us.

(iii)	The conformity to authentic originals of any documents submitted to us as copies.

(iv)	As to matters of fact material to our opinions, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company.

(v)	That, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.

We have not independently established the validity of the foregoing assumptions.

MIND Technology, Inc.

November 8, 2021

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered, and (ii) the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as contemplated by the Underwriting Agreement (and for not less than the par value of the Shares), the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to Delaware General Corporation Law, including all applicable provisions of the constitution of such jurisdiction and reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws.

This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Registration Statement under the caption “Legal Matters” as the attorneys who will pass upon the legal validity of the Shares and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Sincerely yours,

/s/ Holland & Knight LLP HOLLAND & KNIGHT LLP